Exhibit 99.1

Contact:	Kim Chase
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended June 30, 2017

MILWAUKEE—July 20, 2017 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share from continuing operations of 69 cents in the second quarter of 2017 compared to 55 cents in last year’s second quarter.  Revenue was $338.5 million in this year’s second quarter compared to $360.8 million in the comparable period last year.  Operating income was $44.4 million in the second quarter of 2017 and $43.7 million in last year’s second quarter. Foreign currency translation reduced revenue and operating income by approximately 1% each, and earnings per share by approximately 2% in the second quarter.

The effective tax rate was 22.4% in the second quarter of 2017 compared to 36.6% in the second quarter of 2016. The lower tax rate in 2017 was primarily due to a planning opportunity available to the Company this year. The impact of this planning opportunity on earnings per share from continuing operations was approximately seven cents.

For the six months ended June 30, 2017 and 2016, earnings per share from continuing operations were 99 cents and $1.25, respectively. Revenue was $679.9 million in the first six months of 2017 and $703.3 million in the first six months of 2016. Operating income was $68.4 million and $91.2 million in the first six months of 2017 and 2016, respectively. Foreign currency translation impacted the first half results, reducing revenue and operating income by approximately 1% each, and earnings per share by approximately 2%.

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Sensient Technologies Corporation Earnings Release – Quarter Ended June 30, 2017 July 20, 2017	Page 2
The reported results include restructuring and other costs, which are described in more detail under “Reconciliation of Non-GAAP Amounts” below.  Restructuring and other costs reduced operating income by $7.9 million, or 17 cents per share, in this year’s second quarter and $39.2 million, or 70 cents per share, in the first six months of 2017. In 2016, restructuring and other costs reduced operating income by $13.6 million, or 29 cents per share, in the second quarter, and $16.9 million, or 34 cents per share, in the first six months of 2016.

The adjusted results, discussed below, eliminate the impact of restructuring and other costs and enhance the overall understanding of the Company’s performance when viewed together with our GAAP results.  Refer to “Reconciliation of Non-GAAP Amounts” below.  Sensient’s adjusted earnings per share increased approximately 4% to 87 cents in this year’s second quarter, compared to 84 cents in the second quarter of 2016.  Adjusted operating income was $52.3 million in this year’s second quarter and $57.2 million in last year’s second quarter.  Foreign currency translation reduced both adjusted operating income and adjusted earnings per share by approximately 1%.

For the six months ended June 30, 2017 and 2016, adjusted earnings per share from continuing operations were $1.69 and $1.59, respectively. Adjusted operating income was $107.6 million in the first six months of 2017 compared to $108.1 million in the first six months of 2016. Foreign currency translation reduced both adjusted operating income and adjusted earnings per share from continuing operations by approximately 1% in the first six months of 2017.

Cash provided by operating activities was $25.2 million in this year’s second quarter and $62.8 million in the first six months of the year. In 2016, cash provided by operating activities was $54.7 million in the second quarter and $100.8 million in the first six months.  Cash flow in 2017 has primarily been impacted by the higher use of working capital and the timing of tax payments.

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Sensient Technologies Corporation Earnings Release – Quarter Ended June 30, 2017 July 20, 2017	Page 3
BUSINESS REVIEW

The Color Group reported revenue of $132.9 million in the quarter and $132.2 million in last year’s second quarter, an increase of approximately 1%.  Operating income increased approximately 3% to $29.1 million in the quarter.  Foreign currency reduced both revenue and operating income by approximately 1% in the quarter.  The Group’s higher profit was driven by strong results in Cosmetics and a solid performance by the North American Food Color business.

In the first six months of 2017, the Color Group reported revenue of $267.0 million, an increase of approximately 3% over $258.7 million reported in the first six months of 2016. Segment operating income increased approximately 5% to $59.3 million in the first six months of 2017 compared to $56.4 million reported in the first six months of 2016. Foreign currency translation reduced both revenue and operating income by approximately 1% in the first six months of 2017.

The Flavors & Fragrances Group reported revenue of $185.6 million and $209.5 million in the second quarters of 2017 and 2016, respectively.  Operating income was $28.5 million, in the quarter compared to $35.5 million in last year’s quarter. The results from last year’s second quarter included a $2.7 million benefit from the sale of an import right. The Group was also impacted by operational issues related to the wind-down of restructuring activities which were largely completed during the quarter. Foreign currency translation reduced revenue and operating income by approximately 2% and 1%, respectively, in the quarter.

In the first six months of 2017, the Flavors & Fragrances Group reported revenue of $372.4 million compared to $408.0 million in the first six months of 2016. Segment operating income was $57.3 million in the first six months of 2017 and $63.1 million in the first six months of 2016. Foreign currency translation reduced revenue and operating income by approximately 2% and 1%, respectively, in the first six months of 2017.

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Sensient Technologies Corporation Earnings Release – Quarter Ended June 30, 2017 July 20, 2017	Page 4
The Asia Pacific Group reported revenue of $28.9 million in the current quarter compared to $30.1 million in the comparable period last year. Segment operating income was $3.8 million in the quarter compared to $5.7 million in last year’s second quarter. Revenue for the first six months of 2017 and 2016 was $58.6 million and $58.3 million, respectively. Segment operating income was $9.0 million in the first six months of 2017 and $11.2 million in last year’s first six months. The lower operating income in the quarter and the first six months of the year is primarily a result of lower volumes. Foreign currency translation had a minimal impact on both revenue and operating income in the quarter and the first six months of the year.

Corporate & Other, which includes the restructuring and other costs, reported operating costs of $17.0 million in the quarter and $57.1 million in the first six months of 2017. In 2016, Corporate & Other reported operating costs of $25.8 million in the quarter and $39.6 million in the first six months. The higher Corporate & Other costs in this year’s first six months is primarily attributable to higher restructuring and other costs, which principally relate to the non-cash losses from the divestitures of a European savory ingredient facility and the Company’s European Natural Ingredients business which were both completed in the first quarter of 2017.

“The Color Group had another solid quarter, led by the Cosmetics and North American Food Colors businesses,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation. “The Flavors & Fragrances Group has largely completed its restructuring activities and can now focus on new product development and other growth initiatives. I remain very optimistic about the Company’s future.”

2017 OUTLOOK

Sensient has updated its guidance for 2017 earnings per share from continuing operations to be between $2.56 and $2.61, which includes an estimated 84 cents of restructuring and other costs.   The Company’s previous guidance had been between $2.54 and $2.64, which included 81 cents of restructuring and other costs.

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Sensient Technologies Corporation Earnings Release – Quarter Ended June 30, 2017 July 20, 2017	Page 5
The Company has revised its previous guidance for adjusted earnings per share, which excludes restructuring and other costs, to be within the range of $3.40 to $3.45. The Company’s previous guidance had been between $3.35 to $3.45.  Refer to “Reconciliation of Non-GAAP Amounts” below for a description of restructuring and other costs excluded from the adjusted results.

CONFERENCE CALL

The Company will host a conference call to discuss its 2017 second quarter financial results at 10:00 a.m. CDT on Friday, July 21, 2017.  To participate in the conference call, please contact InterCall Teleconferencing at (888) 818-9025 and refer to conference identification number 51676891.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CDT on July 21, 2017, through midnight on July 28, 2017, by calling (404) 537-3406 and referring to conference identification number 51676891.  A transcript of the call will be posted on the Company’s web site at www.sensient.com after the call concludes.

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Sensient Technologies Corporation Earnings Release – Quarter Ended June 30, 2017 July 20, 2017	Page 6
This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K and subsequent reports that we file with the SEC.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 7
Consolidated Statements of Earnings	Three Months Ended June 30,			Six Months Ended June 30,

	2017	2016	% Change	2017	2016	% Change

Revenue	$338,475	$360,836	-6.2%	$679,872	$703,304	-3.3%

Cost of products sold	219,250	236,402	-7.3%	439,702	463,027	-5.0%
Selling and administrative expenses	74,845	80,769	-7.3%	171,753	149,093	15.2%

Operating income	44,380	43,665	1.6%	68,417	91,184	-25.0%
Interest expense	4,717	4,637		9,528	9,437

Earnings before income taxes	39,663	39,028		58,889	81,747
Income taxes	8,889	14,277		14,923	25,803

Earnings from continuing operations	30,774	24,751		43,966	55,944
Gain from discontinued operations, net of tax	-	3,365		-	3,343
Net earnings	$30,774	$28,116	9.5%	$43,966	$59,287	-25.8%

Earnings per share of common stock:
Basic:
Continuing operations	$0.70	$0.56		$1.00	$1.25
Discontinued operations	-	0.08		-	0.07
Earnings per share of common stock	$0.70	$0.63		$1.00	$1.33

Diluted:
Continuing operations	$0.69	$0.55		$0.99	$1.25
Discontinued operations	-	0.08		-	0.07
Earnings per share of common stock	$0.69	$0.63		$0.99	$1.32

Average common shares outstanding:
Basic	44,023	44,562		44,112	44,640
Diluted	44,290	44,822		44,384	44,902

Reconciliation of Non-GAAP Amounts

The Company's results from continuing operations for the three and six months ended June 30, 2017, include pre-tax restructuring and other costs of $7.9 million ($7.6 million after-tax or $0.17 per share) and $39.2 million ($31.1 million after-tax or $0.70 per share), respectively. The restructuring costs relate to eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.  The other costs in 2017 and 2016 relate to the now completed sale of a facility and certain related business lines within the Flavors & Fragrances segment in Strasbourg, France. The Company's results from continuing operations for the three and six months ended June 30, 2016, include pre-tax restructuring and other costs of $13.6 million ($12.8 million after-tax or $0.29 per share) and $16.9 million ($15.3 million after-tax or $0.34 per share), respectively.

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Operating income from continuing operations (GAAP)	$44,380	$43,665	1.6%	$68,417	$91,184	-25.0%

Restructuring - Cost of products sold	-	166		342	810
Restructuring - Selling and administrative	7,415	3,109		27,285	5,807
Other - Selling and administrative	494	10,292		11,541	10,292

Adjusted operating income	$52,289	$57,232	-8.6%	$107,585	$108,093	-0.5%

Net earnings from continuing operations (GAAP)	$30,774	$24,751	24.3%	$43,966	$55,944	-21.4%

Restructuring and other, before tax	7,909	13,567		39,168	16,909
Tax impact of restructuring and other	(278)	(738)		(8,105)	(1,600)

Adjusted net earnings	$38,405	$37,580	2.2%	$75,029	$71,253	5.3%

Diluted EPS from continuing operations (GAAP)	$0.69	$0.55	25.5%	$0.99	$1.25	-20.8%

Restructuring and other, net of tax	0.17	0.29		0.70	0.34

Adjusted diluted EPS	$0.87	$0.84	3.6%	$1.69	$1.59	6.3%

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 8
Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,

Revenue	2017	2016	% Change	2017	2016	% Change

Flavors & Fragrances	$185,556	$209,488	-11.4%	$372,431	$407,972	-8.7%
Color	132,894	132,201	0.5%	266,960	258,683	3.2%
Asia Pacific	28,945	30,123	-3.9%	58,581	58,330	0.4%
Intersegment elimination	(8,920)	(10,976)		(18,100)	(21,681)

Consolidated	$338,475	$360,836	-6.2%	$679,872	$703,304	-3.3%

Operating Income

Flavors & Fragrances	$28,502	$35,461	-19.6%	$57,272	$63,108	-9.2%
Color	29,072	28,309	2.7%	59,289	56,425	5.1%
Asia Pacific	3,820	5,653	-32.4%	8,970	11,249	-20.3%
Corporate & Other	(17,014)	(25,758)		(57,114)	(39,598)

Consolidated	$44,380	$43,665	1.6%	$68,417	$91,184	-25.0%

The Company’s reportable segments consist of the Flavors & Fragrances, Color and Asia Pacific segments. Beginning in the first quarter of 2017, the results of operations for certain of the cosmetic and fragrance businesses in the Asia Pacific segment, are now reported in the Color segment and Flavors & Fragrances segment, respectively. The results for 2016 have been restated to reflect these changes. The 2017 and 2016 restructuring and other costs related to continuing operations are reported in Corporate & Other.

Consolidated Condensed Balance Sheets June 30,	2017	2016

Cash and cash equivalents	$26,016	$20,193
Trade accounts receivable, net	216,197	254,635
Inventories	428,932	381,945
Other current assets	55,536	92,628
Total Current Assets	726,681	749,401

Goodwill & intangible assets (net)	408,205	406,497
Property, plant, and equipment (net)	480,006	468,248
Other assets	83,441	89,856

Total Assets	$1,698,333	$1,714,002

Trade accounts payable	$93,018	$97,631
Short-term debt	20,385	20,747
Other current liabilities	75,140	97,176
Total Current Liabilities	188,543	215,554

Long-term debt	586,940	601,840
Accrued employee and retiree benefits	21,059	20,300
Other liabilities	18,076	13,990
Shareholders' Equity	883,715	862,318

Total Liabilities and Shareholders' Equity	$1,698,333	$1,714,002

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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 9
Consolidated Statements of Cash Flows Three Months Ended June 30,	2017	2016

Cash flows from operating activities:
Net earnings	$30,774	$28,116
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	12,295	11,689
Stock-based compensation	2,322	2,785
Net (gain) loss on assets	(58)	7,649
Loss on divestiture of businesses	1,256	-
Deferred income taxes	(6,967)	7,580
Liquidation of foreign entity	-	(3,257)
Changes in operating assets and liabilities	(14,374)	110

Net cash provided by operating activities	25,248	54,672

Cash flows from investing activities:
Acquisition of property, plant and equipment	(9,597)	(20,174)
Proceeds from sale of assets	5,200	873
Other investing activity	(69)	(30)

Net cash used in investing activities	(4,466)	(19,331)

Cash flows from financing activities:
Proceeds from additional borrowings	134,163	11,922
Debt payments	(134,932)	(35,783)
Purchase of treasury stock	(14,378)	(3,135)
Dividends paid	(13,247)	(12,103)
Other financing activity	(570)	129

Net cash used in financing activities	(28,964)	(38,970)

Effect of exchange rate changes on cash and cash equivalents	5,089	(881)

Net decrease in cash and cash equivalents	(3,093)	(4,510)
Cash and cash equivalents at beginning of period	29,109	24,703
Cash and cash equivalents at end of period	$26,016	$20,193

Supplemental Information Three Months Ended June 30,	2017	2016

Dividends paid per share	$0.30	$0.27